SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (this Agreement) is made and dated as of September 4, 2003, by and among ELDERTRUST, a Maryland real estate investment trust (the Company), ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the Operating Partnership) and D. LEE MCCREARY, JR. (McCreary).

     WHEREAS, the Company, the Operating Partnership and McCreary desire to set forth the terms and conditions of their joint agreements regarding the resignation of McCreary and the termination of his employment and service with the Company and its subsidiaries; and

     WHEREAS, the Company is the general partner of the Operating Partnership, the Companys only material assets consist of interests in the Operating Partnership, and under the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the Operating Partnership Agreement), the Operating Partnership is required to pay, or reimburse the General Partner for the payment of, all expenses of the General Partner incurred in connection with its acting as the general partner of the Operating Partnership.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Operating Partnership and McCreary hereby agree as follows:

     1. Resignation From and Termination of Employment and as Trustee. The last day of McCrearys employment by the Company shall be September 4, 2003 (the Effective Date). McCreary hereby resigns, effective as of September 4, 2003, from all of his offices and positions with the Company, the Operating Partnership, and each of their subsidiaries, including, without limitation, his position as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company and as a member of its Board of Trustees. McCreary shall take no action in the name or on behalf of the Company, the Operating Partnership or any of their subsidiaries nor shall he have any authority to bind the Company, the Operating Partnership or any of their subsidiaries from and after the Effective Date. McCreary shall execute and deliver to the Company, the Operating Partnership and their subsidiaries such documents concerning such resignation and termination of all of his positions with the Company and its subsidiaries as may be reasonably requested by the Company, the Operating Partnership or any of its subsidiaries from time to time.

     2. Severance. The Company shall pay McCreary unpaid salary (less applicable withholding) for work performed by him through the Effective Date in accordance with the Companys normal pay practices. In addition, the Company shall pay McCreary net severance pay (Severance) equal to $1,229,608.23 (less applicable withholding). The Severance shall be paid to McCreary in a single lump sum within three (3) business days after the
execution and delivery of this Agreement.   In the event the Company fails
to make the cash payments specified in this Section 2, the second sentence of Section 3 and the next to last paragraph of Section 4 of this Agreement, this Agreement shall be null and void.

     3. Benefits. The Company shall provide McCreary health and medical plan benefits equivalent to the insurance coverage to which McCreary was entitled prior to the Effective Date for a two (2) year period from the Effective Date. The Company shall pay McCreary at that same time as the Severance $15,666.67 (less applicable withholding) in lieu of future contributions to the Companys Simple IRA. The Company shall pay through August 2005 up to $85.00 per month toward McCrearys cell phone bill.

     4. Effect on Share Option and Distribution Equivalent Rights Agreements. McCreary holds the following share options:

   Grant Date     ISO/NON ISO     No. of Shares     Exercise Price
   ----------     -----------     -------------     --------------
    1/30/98        NON ISO          25,000            $18.00
    7/17/98        NON ISO          25,000            $15.125
   10/13/99        NON ISO         200,000            $ 6.6875
   12/14/99        NON ISO          25,000            $ 5.3125
    4/27/01            ISO          25,000            $ 4.18
     5/9/03        NON ISO          41,935            $ 7.40

     In accordance with the terms of McCrearys Employment Agreement (as defined below), McCrearys rights in the share options agreements evidencing the foregoing share options shall vest immediately prior to the Effective Date and the share options shall remain exercisable through their original terms as if McCrearys employment had not terminated subject to the remaining terms of the agreements evidencing such share options.

     The amount of $25,793.02 accumulated for McCreary as distribution equivalent rights shall be paid to him in a single lump sum (less applicable withholding) at the same time as the Severance.

     All distribution equivalent rights agreements between the Company and McCreary and all rights, benefits, obligations and liabilities of the parties thereunder (including, without limitation, all distribution equivalent rights

                                   2

granted therein) are hereby terminated and canceled and shall be of no further force or effect as of the Effective Date.

     5. Further Assistance. For a period of three years from the Effective Date, McCreary shall make himself reasonably available to the Company and the Operating Partnership (taking into account in determining such reasonable availability other personal and professional obligations he may have) with respect to all matters relating to the business of the Company, the Operating Partnership and their subsidiaries that occurred on or prior to the Effective Date, including, but not limited to, assisting the Company and the Operating Partnership with transitional matters and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or the Operating Partnership reasonably determines his participation to be necessary or useful and responding to questions and inquiries with respect to such matters. Until December 4, 2003, such assistance will be without additional compensation to McCreary; provided, however, that he will be reimbursed by the Operating Partnership for any reasonable out-of-pocket expenses he incurs in providing such assistance upon providing proper documentation to the Operating Partnership of such expenses. From and after December 4, 2003, McCreary will be compensated at a rate of $200 per hour for providing such assistance and he will be reimbursed by the Operating Partnership for any reasonable out-of-pocket expenses he incurs in providing such assistance upon providing proper documentation to the Operating Partnership of such expenses.

     6. Effect on Employment Agreement. The Employment Agreement between the Company and McCreary made as of October 13, 1999 (the Employment Agreement) and all rights, benefits, obligations and liabilities of the parties thereunder are hereby terminated and canceled and shall be of no further force or effect as of the Effective Date, except for the provisions of Section 8 (Executives Covenants) thereof, which shall remain in full force and effect in accordance with its terms.

     7. Effect on Other Agreements. The following other agreements between the Company and McCreary shall remain in full force and effect in accordance with their respective terms:

          (a) Indemnification Agreement by and between the Company and McCreary dated effective as of January 30, 1998 (the Indemnification Agreement);

          (b) Registration Rights Agreement by and between the Company and the holders of Units listed on Schedule A thereto made and entered into as of January 30, 1998 (the Registration Rights Agreement); and

          (c)  The Option Agreements by and between the Operating
Partnership and McCreary dated January 24, 2000, September 25, 2002

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and September 25, 2002 relating to McCrearys sole member interests in
Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C., respectively (the Member Interest Option Agreements).

     8.  Release by McCreary.

          (a) McCreary, on behalf of himself and his affiliates, heirs, executors, administrators, successors and assigns, hereby irrevocably, unconditionally and forever releases and discharges the Company, the Operating Partnership and their subsidiaries, and the Companys, the Operating Partnerships and their subsidiaries respective trustees, directors, officers, partners, members, employees, agents, accountants, counsel and other representatives, and their respective successors and assigns, from and against any and all complaints, claims, demands, damages, lawsuits, actions, causes of action, obligations and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, including, but not limited to, all claims arising from or in any way connected with McCrearys employment by the Company and the termination of McCrearys employment with the Company, but excluding any
(i) obligations under this Agreement, the Indemnification Agreement, the Registration Rights Agreement or the share option agreements described in
Section 4 hereof or (ii) any claims, damages or liabilities resulting from any breach by the Company or the Operating Partnership of the terms of this Agreement, the Indemnification Agreement, the Registration Rights Agreement or the share option agreements described in Section 4 hereof. This release includes, but is not limited to, rights or claims arising under any applicable federal, state or local statutes or common-law rights of action prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status or otherwise concerning McCrearys employment. McCreary shall not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints against any person or entity released in this Section 8(a) in any federal, state, District of Columbia or other court, administrative agency or other forum concerning any claims released in this Section 8(a). McCreary irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning any claims that are released in this Section 8(a). McCreary represents and warrants that he has not previously filed or joined in any such claims or lawsuits against the Company, the Operating Partnership or any of the other persons or entities released in this Section 8(a), and that he has not given or sold any portion of any claims released in this Section 8(a) to anyone else, and that he will indemnify and hold harmless the persons and entities released in this Section 8(a) from all liabilities, claims, demands, costs, expenses and/or attorneys fees incurred as a result of any such assignment or transfer.

          (b) McCreary acknowledges that he has been given the opportunity to consult with legal counsel of his own choosing in connection with this Agreement and that he has carefully read this

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Agreement which includes the release set forth in Section 8(a) and fully understands all of its terms. McCreary is signing this Agreement voluntarily, without coercion and with full knowledge of its significance, and acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

     9.  Release by the Company.  The Company and the Operating
Partnership, on behalf of themselves and their successors and assigns, hereby irrevocably, unconditionally and forever release and discharge McCreary and his affiliates, heirs, executors, administrators, counsel, successors and assigns from and against any and all complaints, claims, demands, damages, lawsuits, actions, causes of action, obligations and liabilities whatsoever, whether absolute or contingent, which the Company or the Operating Partnership has or may have against McCreary for acts taken by him within the scope of his employment as an officer and employee of the Company; provided, however, that it is expressly agreed and understood that the release provided by the Company and the Operating Partnership in this Section 9 shall only release any such complaints, claims, demands, damages, lawsuits, actions, causes of action and liabilities of which one or more members of the Companys Board of Trustees (excluding McCreary) has or have knowledge, or, which, through the exercise of reasonable care, should have had knowledge, on the date of this Agreement and shall not waive or release any other complaints, claims, demands, damages, lawsuits, actions, causes of action and liabilities or that result from any breach by McCreary of the terms of this Agreement (including, but not limited to, any representation, warranty, covenant or agreement made by him in this Agreement) or any breach by McCreary of Section 8 of the Employment Agreement, of the share option agreements described in Section 4 hereof or of the agreements listed in Section 7 hereof. The Company and the Operating Partnership shall not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints against McCreary released in this Section 9 in any federal, state, District of Columbia or other court, administrative agency or other forum concerning any claims released in this Section 9, except as required by law. The Company and the Operating Partnership irrevocably and unconditionally waive any and all rights to recover any relief and damages concerning any claims that are released in this Section 9. The Company and the Operating Partnership represent and warrant that they have not previously filed or joined in any such claims or lawsuits against McCreary or any of the other persons or entities released in this Section 9, and that the Company and the Operating Partnership have not given or sold any portion of any claims released in this Section 9 to anyone else, and that the Company and the Operating Partnership will indemnify and hold harmless the persons and entities released in this Section 9 from all liabilities, claims, demands, costs, expenses and/or attorneys fees incurred as a result of any such assignment or transfer.

    10. Transfer of Managing Member Interests. McCreary confirms that he has granted Michael Walker irrevocable powers of attorney to effect the transfer to the Operating Partnership of McCrearys sole member interests in Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C. pursuant to the terms of the Member Interest Option Agreements; such transfers being

                                    5

subject only to receipt of any required consents to such transfers from the Massachusetts Housing Finance Authority and the receipt by McCreary from the Operating Partnership of the aggregate $20,547.53 payment for the transfers of such interests. McCreary shall cooperate fully with the Operating Partnership in accomplishing the transfers of such interests. Until such time as such interests are transferred, McCreary agrees to appoint Michael R. Walker as President, Stephan Seifred as Vice President and Kevin Smith as Secretary of Vernon ALF, L.L.C., Cabot ALF, L.L.C. and Cleveland ALF, L.L.C. and that such officers shall have the authority to consummate the transactions contemplated by that certain Purchase and Sale Agreement dated as of September 8, 2003 by and between Genesis ElderCare Partnership of New England, Limited Partnership, Benchmark Assisted Living, LLC, ET Sub-Cleveland Circle, L.L.C., ET Sub-Heritage Andover, L.L.C., ET Sub-Cabot Park, L.L.C. and ET Sub-Vernon Court, L.L.C. McCreary further agrees that such officers shall not be removed without the prior written consent of the Operating Partnership. Without limiting the foregoing, McCreary hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, as may be necessary or as may be reasonably requested by the Operating Partnership in order to fully effectuate the purposes, terms and conditions of the transfer of such
interests as contemplated by this Section 10.   McCreary hereby agrees
and confirms that the subject matter of this Section 10 is unique. Accordingly, in addition to any other remedies which the Operating Partnership may have at law or in equity, McCreary hereby agrees that the Operating Partnership, in addition to any other remedies which the Operating Partnership may have at law or in equity, shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Section 10 specifically performed by McCreary.

    11. Return of Information, Furniture and Personal Items. McCreary shall cooperate fully with the Company and the Operating Partnership in providing information relating to the business of the Company, the Operating Partnership, and their subsidiaries and in returning to the Company or the Operating Partnership, as applicable, the originals and all copies of all files, materials, documents or other property relating to the business of the Company, the Operating Partnership and their subsidiaries (including, without limitation, the Company laptop and printer used by him and other computer equipment belonging to the Company). The Company has provided McCreary reasonable access to the Companys offices during a mutually agreeable time to permit him to remove his personal items.

    12. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company, the Operating Partnership or McCreary.

                                    6

    13. Assignment. The Company and the Operating Partnership may freely assign or delegate any of their rights or obligations hereunder. McCreary shall not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company and the Operating Partnership.

    14. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by the party sought to be bound thereby. No delay or failure at any time on the part of the Company or the Operating Partnership in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company and the Operating Partnership thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     15. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

    16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof.

    17. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    18. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

     If to the Company or the Operating Partnership:
          ElderTrust
          ElderTrust Operating Limited Partnership
          2711 Centerville Rd., Suite 108
          Wilmington, DE 19808

          Attention:  President and Chief Executive Officer

                                   7

     If to McCreary:
          D. Lee McCreary, Jr.
          110 Stone Tower Lane
          Wilmington, DE 19803

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein, except for the provisions of Section 8 of the Employment Agreement, the share option agreements described in
Section 4 hereof and the agreements listed in Section 7 hereof.

     20. Further Assurance. McCreary shall at any time, and from time to time, execute and deliver such further documents as the Company and the Operating Partnership may reasonably request to effect fully the purposes of this Agreement.

     21. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

     22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                                    8


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in their names and on their behalf as of the date first above written.


                                  ELDERTRUST

                                  By:/s/ Michael R. Walker
                                     __________________________
                                     Michael R. Walker
                                     Acting President and Chief
                                     Executive Officer

                                  Date of Execution:  September 17, 2003

                                  ELDERTRUST OPERATING LIMITED PARTNERSHIP

                                  By ElderTrust, its General Partner

                                  By:/s/ Michael R. Walker
                                     ____________________________________
                                     Michael R. Walker
                                     Acting President and Chief Executive
                                     Officer

                                  Date of Execution:  September 17, 2003

                                  /s/ D. Lee McCreary, Jr.
                                  ______________________________________
                                  D. LEE MCCREARY, JR.
                                  Date of Execution:  September 17, 2003



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